Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of February 23, 2021, by and among Reinvent Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Reinvent Technology Partners, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Joby Aero, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 17,250,000 Acquiror Common Shares and 11,533,333 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the Director Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, certain former stockholders of the Company, the Director Holders (as defined therein) and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Certain Agreements of Sponsors.

(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of September 16, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Waiver of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Common Shares. The waiver specified in this Section 1.8 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Acquiror:

Social Capital Hedosophia Holdings Corp. II

Reinvent Technology Partners
215 Park Avenue, Floor 11
New York, NY 10003
Attention:	Secretary
Email:	contact@reinventtechnologypartners.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
Christopher M. Barlow
Email:	howard.ellin@skadden.com
christopher.barlow@skadden.com

If to the Company:

Joby Aero, Inc.
340 Woodpecker Ridge Road
Santa Cruz, CA 95060
Attention:	Legal Department
Email:	legal@jobyaviation.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Ryan Maierson
Benjamin Potter
Saad Khanani
Email:	Ryan.Maierson@lw.com
Benjamin.Potter@lw.com
Saad.Khanani@lw.com
If to a Sponsor:

To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
Christopher M. Barlow
Email:	howard.ellin@skadden.com
christopher.barlow@skadden.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

REINVENT SPONSOR LLC

By:	/s/ Mark Pincus
	Name:	Mark Pincus
	Title:	Manager

/s/ David Cohen
Name:	David Cohen

/s/ Sherry Coutu
Name:	Sherry Coutu

/s/ Reid Hoffman
Name:	Reid Hoffman

/s/ Charles Hudson
Name:	Charles Hudson

/s/ Fei-Fei Li
Name:	Fei-Fei Li

/s/ Mark Pincus
Name:	Mark Pincus

/s/ Kristina Salen
Name:	Kristina Salen

/s/ Michael Thompson
Name:	Michael Thompson

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name: Michael Thompson
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Joby Aero, Inc.

By:	/s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acquiror Common Shares		Acquiror Warrants
Reinvent Sponsor LLC c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	17,130,000		11,533,333
Reid Hoffman c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—	(1)	—
Mark Pincus c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—	(1)	—
Michael Thompson c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—		—
David Cohen c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	—		—
Sherry Coutu c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Charles Hudson c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Kristina Salen c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—
Fei-Fei Li c/o Reinvent Technology Partners 215 Park Avenue, Floor 11, New York, NY 10003	30,000		—

(1)

Messrs. Hoffman and Pincus may be deemed to beneficially own securities held by Reinvent Sponsor LLC by virtue of their shared control over Reinvent Sponsor LLC. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of securities held by Reinvent Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated September 16, 2020 among the Acquiror, Reinvent Sponsor LLC and each of the other parties thereto

2.	Registration Rights Agreement, dated September 16, 2020, between the Acquiror, Reinvent Sponsor LLC and certain other security holders named therein

3.	Support Services Agreement, dated September 16, 2020, between the Acquiror and Reinvent Capital LLC

4.	Sponsor Warrants Purchase Agreement, dated September 16, 2020, between the Acquiror and Reinvent Sponsor LLC

5.	Indemnity Agreement, dated September 11, 2020, between the Acquiror and Reid Hoffman

6.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and Mark Pincus

7.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and Michael Thompson

8.	Indemnity Agreement, dated August 4, 2020, between the Acquiror and David Cohen

9.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Charles Hudson

10.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Kristina Salen

11.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Fei-Fei Li

12.	Indemnity Agreement, dated August 28, 2020, between the Acquiror and Sherry Coutu

[Schedule II to Sponsor Support Agreement]